Exhibit 99.1

CIMG Inc.’s Huomao Baijiu Launches on Major E-Commerce Platforms, Initiates Global Expansion

Beijing, China, August 1, 2025–CIMG Inc. (“CIMG” or the “Company”) (NASDAQ: IMG), a company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced that its subsidiary Shanghai Huomao Cultureal Development Co., Ltd. (“Huomao”) has officially launched Huomao Jiangxiang Baijiu, a premium Maotai-style liquor from China, features a complex fermented soybean aroma, on leading Chinese e-commerce platforms, including JD.com, Xiaohongshu, and Pinduoduo, marking the first step in its global expansion strategy.

Positioned as a premium health-focused baijiu, Huomao uniquely integrates Traditional Chinese Medicine principles, food and medicine share origins, into its production process. The brand combines traditional Jiangxiang fermentation techniques with Dendrobium Huoshanense (one of China’s “Nine Immortal Herbs”), establishing itself in the health-infused baijiu category.

“Huomao is adopting a multi-channel approach,” said Xiaocheng Hao, COO of CIMG Inc. and CEO of Shanghai Huomao Cultural Development Ltd. “We will focus mass-market products on domestic online channels, while premium products will be distributed through offline channels and high-end retailers. For international markets, we will select classic products for promotion through overseas agents.”

The company has initiated global partnership recruitment and appointed brand ambassadors in Singapore, Kazakhstan, Japan, Germany and Italy. Huomao plans to expand its product line based on medicinal-food fusion principles to serve broader consumer demographics.

About CIMG Inc.

CIMG Inc. is a global business group specializing in digital health and sales development. Utilizing technology and marketing (including MarTech and Multi-Channel Network), the Company enhances its partners’ sales growth and commercial value.

The company’s brands include Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

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